Exhibit 10.2

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into as of this 15th day of February, 2021 (“Effective Date”) by and between Athenex, Inc., formerly known as Kinex Pharmaceuticals, LLC, a corporation organized and existing under the laws of the state of Delaware, USA, with a principal place of business at 1001 Main Street, Suite 600, Buffalo, New York 14203 (“Athenex”), and PharmaEssentia Corp., a publicly traded company organized and existing under the laws of Taiwan with a principal place of business at 13F., No. 3 YuanQu Street, Nankang District, Taipei 115, Taiwan (“PharmaEssentia” and, together with Athenex, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, the Parties entered into a License Agreement on December 8, 2011 (the “License”), as the same has been amended by that certain First Amendment to the License dated as of December 23, 2016 (the “First Amendment”) pursuant to which Athenex licensed to PharmaEssentia certain rights with respect to Athenex’s KX01 and KX02 compounds, subject to the restrictions and solely within the territory set forth therein; and

WHEREAS, the Parties now wish to further amend the terms of the License to expand the territory in the License for KX01 ointment (hereinafter referred to herein as “Tirbanibulin”) to include Japan and South Korea (the “Tirbanibulin Territory Expansion”) and to further provide for certain additional rights and obligations of the Parties with respect to the Tirbanibulin Territory Expansion through the addition of an addendum to the License (the “Addendum”) which shall set forth such additional rights and obligations of the Parties as they relate to the Tirbanibulin Territory Expansion, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.

The recitals set forth above are incorporated herein by this reference. All capitalized terms used in this Amendment and not defined herein shall have the meaning given to them in the License. Except as amended by this Amendment, the License shall continue in full force and effect.

2.	Amendments.
(a)	Notwithstanding anything in the License to the contrary, the Parties agree that the following provisions shall apply to the supply of Licensed Products under the License:
i.

Unless otherwise agreed by the Parties in writing, during the Term, Athenex shall engage one or more of its Affiliates to supply Licensed Products in the quantities and at the prices agreed to by the Parties from time to time. Athenex or its Affiliates will obtain and maintain all required registrations and licenses filings in order to manufacture the Licensed Products in compliance with all applicable Law.

ii.

In the event the Parties desire to use a third party manufacturer to supply Licensed Products, such third party shall be mutually agreed upon by the Parties (a “Third Party Manufacturer”) to supply one or more Licensed Products under the License pursuant to a manufacture and supply agreement with such Third Party Manufacturer (the “Third Party Supply Agreement”). The Parties shall also collaborate in good faith in connection with the preparation and completion of the Third Party Supply Agreement which collaboration shall include affording other Party the opportunity to review and comment upon drafts of the Third Party Supply Agreement and accommodating to the extent practicable the reasonable comments of the other Party on such agreement.

(b)

The Field and Territory set forth in below table shall control and supersede any conflicting terms set forth in the License with respect to the Development and Commercialization of Tirbanibulin by the Parties for all dermatology indications, including actinic keratosis, skin cancer, and psoriasis and other nonmalignant skin conditions (added per chart below)(collectively, the “Expanded Field”) such that, from and after the Effective Date until the expiration of the last patent / patent application granted, the Parties agree that the Territory covered by the License by Field is as follows:

FIELD	TERRITORY
Actinic keratosis:	Taiwan, Japan, South Korea
Psoriasis and other non-malignant skin conditions:	Taiwan, Japan, South Korea, Mainland China, Hong Kong, Macau, Singapore, Malaysia
Skin cancer:	Japan, South Korea, Taiwan, Singapore, Malaysia
All dermatology indications:	Japan, South Korea, Taiwan, Singapore, Malaysia

For avoidance of doubt, Athenex hereby grants to PharmaEssentia an exclusive right and license in the above tabulated Field throughout above tabulated Territory with the patents/patent applications as listed in the Exhibit A hereto and the Section 1.36 of the License shall be replaced and superseded by this Exhibit A.

(c)

While the Article 4 of the License remains fully effective, and solely as it relates to the Tirbanibulin Territory Expansion, the terms set forth in the Addendum to the License attached hereto as Exhibit B shall control and supersede any conflicting terms set forth in the License with respect to the Development and Commercialization of Tirbanibulin by the Parties in Japan and South Korea (together, the “Expanded Territory”) for the Expanded Field.

3.	Miscellaneous.
(a)

Entire Agreement. The License, as amended to date by the provisions contained in the First Amendment, this Amendment and the Addendum, contains the entire agreement among the Parties with respect to the transactions contemplated thereby and herein and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing. Except as expressly amended, modified and supplemented hereby, the provisions of the License are and shall remain in full force and effect and shall be read with the First Amendment, this Amendment and the Addendum, mutatis mutandis. Where the terms of this Amendment are inconsistent with the terms of the License or First Amendment (prior to their amendment hereby), the terms of this Amendment, including the terms set forth in the Addendum, shall govern solely with respect to the subject matter hereof to the extent of such inconsistency.

(b)

Further Assurances. Each of the Parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Amendment.

(c)

Amendments; No Waiver. This Amendment may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both of the Parties. No course of conduct or dealing between the Parties shall act as a modification or waiver of any provisions of this Amendment.

(d)	Counterparts. This Amendment shall be executed in two originals and may be executed in separate counterparts. Each Party keeps one original as evidence.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

	ATHENEX, INC.		PHARMAESSENTIA CORP
By:	/s/ Johnson Y.N. Lau	By:	/s/ Ching-Leou Teng
	Name: Johnson Y.N. Lau		Name: Ching-Leou Teng
	Title: Chief Executive Officer		Title: Chairperson

EXHIBIT B

Additional Territory Addendum

Definitions; Rights and Obligations Generally.

The following terms shall apply to the Parties’ obligations under the License with respect to Tirbanibulin:

1.   The Expanded Territory shall be added to the definition of “Territory” under the License, as context requires, solely with respect to Tirbanibulin;

2.   The Expanded Field shall be added to the definition of “Field” under the License (as amended by the First Amendment), as context requires, solely with respect to Tirbanibulin; and

3.   Products developed in the Expanded Territory with Tirbanibulin as the Compound shall constitute Licensed Products for purposes of the License and solely with respect to the Tirbanibulin Territory Expansion, the additional rights and obligations of the Parties set forth below in this Addendum shall apply with respect to the Development and Commercialization of Tirbanibulin under the License.

All other capitalized terms used and not defined in the Amendment or below shall have the meaning given to them in the License.

PharmaEssentia Responsibilities:

Solely with respect to the Tirbanibulin Territory Expansion, PharmaEssentia shall be responsible for conducting and shall itself, or through its Affiliates or sublicensees, conduct the following activities in the Expanded Territory in the Expanded Field during the Agreement Term:

1.  Conduct, administer and complete any and all Clinical Studies to obtain Regulatory Approval for Licensed Products in the Expanded Territory, including, without limitation, any:

(i)  required Bridging Clinical Studies for actinic keratosis in the Expanded Territory; and

(ii)  Phase II Clinical Studies for psoriasis and skin cancer in the Expanded Territory by December 31, 2023.

For purposes hereof, “Bridging Clinical Studies” means additional Clinical Studies consisting of patients from the Expanded Territory that allows extrapolation of a foreign pivotal data package to support Regulatory Approvals of such Licensed Product in the Expanded Territory.

2.  Except as otherwise set forth above, the provisions of Article 3 of the License shall apply mutatis mutandis to the Commercialization of Tirbanibulin in the Expanded Territory.

Upfront & Milestone Payments:

In consideration of the rights granted by Athenex hereunder to the Expanded Territory, PharmaEssentia shall pay Athenex the following milestone fees, contingent upon occurrence of the specified event, with each milestone fee to be paid no more than once with respect to the achievement of such milestone event (but payable within 30 days of the first time such milestone event is achieved):

1.    Upfront Payment: PharmaEssentia shall pay $500,000 (the “Upfront Payment”) within 30 days of execution of this Amendment.

2.    Regulatory Milestone Payments:

	Milestone Events for Actinic Keratosis (“AK”):	Milestone Payment

	Milestone 1: NDA submitted to Japanese Regulatory Authority (MOHW) for AK	$ [*]
	Milestone 2: NDA submitted to Korean Regulatory Authority (KFDA) for AK	$ [*]
	Milestone 3: NDA approved by Japanese Regulatory Authority for AK	$ [*]
	Milestone 4: NDA approved by Korean Regulatory Authority for AK	$ [*]

	Milestone Events for skin cancer related indications:	Milestone Payment

	Milestone 1: NDA approval for squamous cell carcinoma in Japan	$ [*]
	Milestone 2: NDA approval for basal cell carcinoma in Japan	$ [*]

	Milestone Events for psoriasis:	Milestone Payment

	Milestone 1: Showing positive Phase II Clinical Study data in psoriasis (such as indicating improvement from baseline severity or affected surface area)	$ [*]
	Milestone 2: NDA submission to Japanese Regulatory Authority for psoriasis	$ [*]
	Milestone 3: NDA submission to Korean Regulatory Authority for psoriasis	$ [*]
	Milestone 4: NDA accepted by Japanese Regulatory Authority for psoriasis	$ [*]
	Milestone 5: NDA accepted by Korean Regulatory Authority for psoriasis	$ [*]

Sales Milestones:

PharmaEssentia shall pay the following milestone fees to Athenex set out in the table below upon the achievement of the corresponding sales milestones. Each milestone fee shall be deemed earned as of the achievement of the related milestone event and shall be paid by PharmaEssentia within 30 days of the date when the milestone event is first achieved.

On the aggregate Net Sales of the Licensed Products in the Expanded Territory

   reaching the following levels of the Net Sales for the first time in a given

   Calendar Year period. Each milestone is only to be paid once:

Milestone Payment
	Milestone 1: First time total Net Sales in Japan and South Korea in a Calendar Year are at least $10,000,000	$ [*]
	Milestone 2: First time total Net Sales in Japan and South Korea in a Calendar Year are at least $20,000,000	$ [*]

Total Milestone Payments (Including Regulatory Milestones and Sales Milestones): $13,000,000

Royalties:

PharmaEssentia shall pay Royalties to Athenex on the aggregate annual (Calendar Year) Net Sales of Licensed Products in the Expanded Territory, in accordance with the provisions of Article 4 of the License except as otherwise set forth herein, at the following royalty rates (as a percentage of aggregate Net Sales of the Licensed Products), based upon the following royalty rates:

	Portion of Net Sales in a Calendar Year	Royalty Rate
	Less than or equal to $10,000,000	[*]%
	Greater than $10,000,000 and less than or equal to $30,000,000	[*]%
	Greater than $30,000,000 and less than or equal to $100,000,000	[*]%
	Greater than $100,000,000	[*]%

Cost of Goods:

Athenex to supply Licensed Products in the Expanded Territory at its Cost of Goods plus [*]%.

For purposes hereof, “Cost of Goods” shall mean the fully burdened cost of manufacturing and/or supplying finished Licensed Products and related inputs and services, such costs to include the cost of direct materials and labor, conversion, packaging and labeling, quality assurance/control and other services such as release testing, stability testing, associated freight expenses, and attributable portion of all indirect and overhead amounts (including depreciation and amortization expenses) attributable to such manufacturing, delivery, and related inputs and services). Costs shall be calculated in accordance with US GAAP or IFRS and allocations shall be commercially justifiable consistent with fair industry practices.